EXHIBIT 2.2

Distributor and Reseller Agreement

This Distributor and Reseller Agreement (hereinafter referred to as the "Agreement") is effective as of the 24th day of August, 2015 by and between StrikeForce Technologies Inc., a Wyoming Corporation (hereinafter referred to as "StrikeForce" or "SFT), having its principal office at 1090 King Georges Post Road., Suite 603, Edison, NJ 08837 and Cyber Safety, Inc. (hereinafter referred to as a "Distributor/Reseller"), having its principal offices located at 3880 Veterans Memorial Hwy., Ste. 201, Bohemia, NY 11716. StrikeForce and Distributor/Reseller may sometimes herein be referred to collectively as the "Parties" or individually as a "Party".

WITNESSETH:

WHEREAS, StrikeForce is a corporation that designs, develops, markets and Licenses its proprietary software (hereinafter referred to as the "StrikeForce Products") for the prevention of identity and/or data theft through computer systems; and

WHEREAS, the Distributor/Reseller intends to market, sell and resell Licenses (through their own developed channel partner program) in connection with their existing products and services to end-users; and

WHEREAS, StrikeForce is willing to provide to the Distributor/Reseller and its channel partners (hereinafter referred to collectively as the "Distributor/Reseller") such Licenses to the StrikeForce Product(s) for sale and resale on the terms and conditions set forth herein; now

WHEREAS, StrikeForce and Distributor/Reseller are concurrently entering that certain Asset Purchase and Licensing Agreement ( the “APLA”) of even date hereof. The defined terms and definitions thereof and the terms therein regarding the licensing of StrikeForce products within to be within the Malware Suite are hereby incorporated by reference.

THEREFORE, in consideration of the premises hereof, and the mutual obligations herein made and undertaken, the Parties hereto agree as follows:

1. Definitions.

For the purposes of this Agreement, the definitions set forth in this Section shall apply to the respective capitalized terms:

1.1 "Documentation." The printed specifications (or its digital equivalent) pertaining to the StrikeForce Product(s) furnished therewith by StrikeForce.

1.2 "End-User." A customer of Distributor/Reseller to whom Distributor/Reseller has provided a License to the StrikeForce Product(s) for their use in the regular course of their business and not for resale by customer.

1.3 "End-User License Agreement." The form of agreement accompanied by the StrikeForce Product(s) to be entered into between StrikeForce and each End-User, which grants the End-User the right (and license) to use the licensed StrikeForce Product(s). Should the Distributor/Reseller provide the licensed StrikeForce Products under a private label (through an OEM agreement between the Parties), the End-User License Agreement (hereinafter referred to as the "EULA") shall contain the same terms and conditions and be no less protective of the rights of StrikeForce than the ternis and conditions set forth in Exhibit B. All OEM Agreements require SFT approval.

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1.4 "Enhancement(s)." Computer program modifications or additions, other than Maintenance Modifications, that may, be integrated with the licensed StrikeForce Product(s) or offered separately by StrikeForce and alter the functionality of the licensed StrikeForce Product(s) or add new functions thereto.

1.5 "Error." A defect in the licensed StrikeForce Product(s) that prevents it from functioning in substantial conformity with the Documentation.

1.6 "License." The authorization to use the proprietary StrikeForce Product(s) software being provided by StrikeForce within the limited scope of and subject to this Agreement. The License does not provide any form of ownership rights to the End User.

1.7 "Maintenance Modification(s)." Computer software changes to be integrated into the StrikeForce Product(s) to correct arty Error(s) therein, but that do not alter the functionality of the StrikeForce Product(s) or add new functions thereto.

1.8 "Object Code." Computer programs assembled or compiled in magnetic or electronic binary form on software media, which are readable and usable by machines, but not generally readable by humans without reverse-assembly, reverse compiling, or reverse engineering.

1.9 "Distributor/Reseller Products." Software or other products developed by or offered by Distributor/Reseller (and/or licensed from third parties), which are offered for sale or resale by Distributor/Reseller, together with their related services, to End-Users (on a direct or sub-distribution sales basis by Distributor/Reseller).

1.10 "Source Code." Computer programs written in higher-level programming languages, sometimes accompanied by English language comments. Source Code is intelligible to trained programmers and may be translated to Object Code for operation on computer equipment through the process of compiling or assembling. No source code license is granted hereunder.

2. Licenses Granted.

2.1 Upon receipt of payment from End User (on sales by Distributor/Reseller) to StrikeForce of all applicable License Fees, StrikeForce hereby grants (through Distributor/Reseller) to End User(s) a nonexclusive, nontransferable, right (and License) to the appropriate StrikeForce Product(s) subject to the terms and conditions included in the EULA.

2.2 StrikeForce further grants to Distributor/Reseller a nonexclusive, nontransferable right to (a) use the Licensed StrikeForce Product(s) for marketing and sales demonstration purposes, (b) to train customers, and (c) to grant (with StrikeForce's approval) short-term evaluations to prospective customers.

2.3 StrikeForce grants Distributor/Reseller a nonexclusive, nontransferable right to use the Licensed StrikeForce Product(s) to support and maintain the End User(s), so long as the Distributor/Reseller complies with the terms of this Agreement.

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2.4 The Licensed StrikeForce Product(s), along with any Enhancements and Maintenance Modifications thereof, shall remain the sole and exclusive property of StrikeForce. Distributor/Reseller acquires no rights or licenses therein except those expressly granted herein by StrikeForce, if any. Distributor/Reseller hereby acknowledge that the Licensed StrikeForce Product(s) contain(s) valuable trade secrets and confidential information of StrikeForce. Distributor/Reseller agrees not to reverse compile, reverse engineer, reverse assemble, or otherwise attempt, directly or indirectly, to obtain or create Source Code for any of the proprietary StrikeForce Products.

2.5 Distributor/Reseller shall use all reasonable efforts to protect and defend the proprietary nature of the Licensed StrikeForce Product(s), including Enhancements, and Maintenance Modifications. Except as expressly provided otherwise in this Agreement, Distributor/Reseller shall not copy, modify, transcribe, store, translate, sell, lease, or otherwise transfer or distribute any of the Licensed StrikeForce Product(s), including Enhancements, in whole or in part, without prior authorization in writing from StrikeForce.

2.6 Title to the StrikeForce product(s) and all portions thereof, including any Enhancements and Maintenance Modifications, shall at all times remain and vest solely with StrikeForce. Distributor/Reseller agrees that it will not claim or assert title to any such materials or attempt to transfer any title to End-User(s) or any third parties. Distributor/Reseller acknowledges that as between the Parties, StrikeForce owns all Licenses, patents, patent pending(s), trade secrets, copyrights, trademarks and other intellectual property relating to the StrikeForce Product(s) and any Enhancements and Maintenance Modifications, and that Distributor/Reseller has no interest therein, except for the limited Licenses expressly set forth in Section 2.

2.7 All Licenses and StrikeForce product(s) shall be marked with such copyright, patent, or other notices, proprietary legends or restrictions as were contained on any copies or downloads originally supplied by StrikeForce to Distributor/Reseller and/or End User(s).

2.8 StrikeForce hereby grants to Distributor/Reseller a nonexclusive, nontransferable limited license to use StrikeForce's trademarks in approved advertising and printed materials, provided that Distributor/Reseller displays the appropriate trademark notice(s) as provided by StrikeForce. Distributor/Reseller acknowledges the ownership of such trademark(s) in StrikeForce, agrees that it will do nothing inconsistent or detrimental with such ownership, agrees to use reasonable efforts to preserve StrikeForce's rights in the trademark(s) and agrees that all uses of the trademark(s) by Distributor/Reseller shall inure to the sole benefit of StrikeForce. Distributor/Reseller agrees to supply StrikeForce with specimens of use of the trademark(s) upon request. Distributor/Reseller shall comply with all applicable laws, rules, regulations, and customs with respect to the trademark(s), and shall notify StrikeForce immediately and in writing of any unauthorized use of the trademark(s) by any third party. StrikeForce shall have the sole right to bring any legal proceeding with respect to any such unauthorized use.

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3. Purchase Orders, License Fees and Administration

3.1 Purchase Orders. Distributor/Reseller will utilize written Purchase Orders to purchase the StrikeForce Products. A Purchase Order is not binding on the Parties until StrikeForce confirms receipt of the Purchase Order in writing to the Distributor/Reseller via e-mail or facsimile. Phone orders will be accepted, but must be followed up in writing within twenty-four (24) hours. The Purchase Order will specify the End User (or company), quantity, type and configuration of the StrikeForce Product(s) to be Licensed, installed location and requested installation date (if applicable). StrikeForce will have (5) working days to accept or reject the Purchase Order in writing. If StrikeForce fails to accept or reject the Purchase Order within the five-day period, the Purchase Order will be deemed accepted. StrikeForce will deliver the Licensed software product to Distributor/Reseller for all accepted Purchase Orders as specified in the accepted Purchase Order or as otherwise agreed upon in writing by the parties. Licensed software product(s) shall be deemed accepted upon shipping or by electronic delivery of a license certification key(s) by StrikeForce.

3.2 License Fees and Payment. In consideration for the rights and licenses to the Licensed StrikeForce Product(s) granted to DistributorfReseller for resale, Distributor/Reseller shall pay the fees as set forth in Exhibit A. StrikeForce shall invoice Distributor/Reseller for the Licenses and StrikeForce Product(s) upon shipping to Distributor/Reseiler or providing the downloadable electronic License certification key(s). Payment in full for the Licensed StrikeForce Product(s) is due no later than thirty (30) days from the invoice date or as is agreed to between the Parties.

3.3 Effect of Late Payment. All late payments shall bear interest on the unpaid sum on a day-to-day basis from the due date to the date of payment (both dates inclusive) at the rate of one (I%) percent per month. This clause does not apply to payments that are in dispute between Distributor/Reseller and StrikeForce, as notified by Distributor/Reseller in writing to StrikeForce.

4. Audits. StrikeForce may audit and/or inspect the applicable Distributor/Reseller records associated with the use of the Licensed StrikeForce Product(s) during the current calendar year and the immediately prior calendar year in order to verify compliance with the terms of this Agreement. An independent audit firm will conduct any such audit during regular business hours at Distributor/Reseller's facilities (where appropriate records are located). Such audits shall not unreasonably interfere with Distributor/Reseller's business activities. StrikeForce shall have the right to have an audit performed no more than two times per year. Distributor/Reseller agrees to provide StrikeForce's designated audit or inspection team access to the relevant records and facilities. StrikeForce will pay for any such audit, however, if such audit reveals an underpayment by Distributor/Reseller in the amount of five percent (5%) or more during any calendar year, then Distributor/Reseller shall reimburse StrikeForce for the reasonable cost of such audit.

5. Pre-Sales Support and Training. StrikeForce shall provide the following to the Distributor/Reseller:

a) Pre-sales technical support. StrikeForce will provide pre-sales support.

b) StrikeForce will provide either on-site or remote training to the Distributor/Reseller for both pre-sales and technical support. All on-site training will be at the expense of the Distributor/Reseller (inclusive of travel, airfare, overnight stay, exclusive of time).

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6. Distributor/Reseller Responsibilities.

6.1 Distributor/Reseller will:

a) Market and sell Licensed StrikeForce product(s) to End-Users and through its partner channel to End Users;

b) Provide technical support for Licensed StrikeForce Product(s) to End-Users and its channel partners.

c) To maintain adequate staffing for pre-sales and post sales technical support.

6.2 Distributor/Reseller s hall make no representations concerning StrikeForce or any StrikeForce Product(s), including any Maintenance Modifications or Enhancements, except as set fort in the printed or electronic Documentation furnished to Distributor/Reseller by StrikeForce. Distributor/Reseller has no authority and agrees not to make any warranties or representations on behalf of StrikeForce with respect to the StrikeForce product(s). Distributor/Reseller shall be solely liable for any warranties, and any corresponding warranty support, made by Distributor/Reseller. Distributor/Reseller shall not reproduce, reference, distribute, or utilize any trade name or trademark of StrikeForce, except solely for purposes of identifying StrikeForce's products and programs, without the prior written approval of StrikeForce.

7. Announcement. The Parties agree to work together to issue two mutually acceptable press releases within ten (10) days of the Effective Date. StrikeForce shall issue the initial press release announcing the addition of Distributor/Reseller to StrikeForce's channel program. The second press release will be issued by Distributor/Reseller to announce that Distributor/Reseller offers the Licensed StrikeForce product(s).

8. Limited Warranty

8.1 STRIKEFORCE WARRANTS TO DISTRIBUTOR/RESELLER, FOR THE PERIOD OF NINETY (90) DAYS FROM THE DATE OF DELIVERY THAT IT WILL REPLACE ANY DEFECTIVE MEDIA ON WHICH THE LICENSED STRIKEFORCE PRODUCT(S) IS PROVIDED AND THAT THE LICENSED STRIKEFORCE PRODUCT(S), IF NOT MODIFIED AND IF PROPERLY INSTALLED AND USED IN ACCORDANCE WITH STRIKEFORCE'S INSTRUCTIONS, WILL SUBSTANTIALLY CONFORM TO THE MATERIAL SPECIFICATIONS SET FORTH IN THE DOCUMENTATION. STRIKEFORCE DOES NOT WARRANT THAT THE LICENSED STRIKEFORCE PRODUCT(S) WILL OPERATE ERROR FREE OR UNINTERRUPTED, OR WILL MEET DISTRIBUTOR/RESELLER'S OR END USER REQUIREMENTS. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS SECTION, THE LICENSED STRIKEFORCE PRODUCT(S) AND DOCUMENTATION ARE EACH LICENSED "AS IS" AND STRIKEFORCE HEREBY SPECIFICALLY EXCLUDES AND DISCLAIMS ALL WARRANTIES (TO THE FULLEST EXTENT PERMITTED BY LAW), WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS AND ANY WARRANTY THAT MAY ARISE BY REASON OF TRADE USAGE, CUSTOM OR COURSE OF DEALING AND DISTRIBUTOR/RESELLER HEREBY EXPRESSLY WAIVES ANY AND ALL SUCH WARRANTIES.

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8.2. During the warranty period, Distributor/Reseller's exclusive remedy, and StrikeForce's exclusive obligation and liability with respect to the Licensed StrikeForce Product(s) that does not conform to the express warranties set forth in Section 8 shall be to use commercially reasonable efforts to correct or to provide a workaround for a material nonconformance. Distributor/Reseller understands that StrikeForce does not guarantee that any error or other nonconformance can or will be corrected. Distributor/Reseller agrees to cooperate with StrikeForce and provide StrikeForce with all available information in written or electronic form to enable StrikeForce to reproduce and attempt to correct such nonconformance of the Licensed StrikeForce Product(s). In the event that StrikeForce is unable to correct a material nonconformance and if in StrikeForce's opinion such correction is not reasonably feasible, StrikeForce agrees to refund any prepaid License Fees to Distributor/Reseller (to be returned to End User) upon Distributor/Reseller's return of the Licensed StrikeForce Product(s) and all Documentation to StrikeForce or upon Distributor/Reseller's written certification that the Licensed StrikeForce Product(s) and Documentation have been destroyed.

9. Disclaimer of Certain Damages and General Limitation of Liability.

9.1 REGARDLESS WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE OR OTHERWISE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST OR ANTICIPATED PROFITS, GOODWILL, BUSINESS LOSS OF REVENUE OR THE USE OF MONIES, LOSS OF CONTRACTS, LOSS OF ANTICIPATED SAVINGS, LOSS OF DATA AND OR UNDERTAKING THE RESTORATION OF DATA OR SOFTWARE RESTORATION, ANY DAMAGES RELATING TO THE PROCUREMENT BY CUSTOMER OF ANY SUBSTITUTE GOODS OR SERVICES, ANY TRAVEL AND OR ACCOMODATION EXPENSES, ANY SPECIAL INDIRECT LOSSES OR ANY INCIDENTAL, EXEMPLARY, SPECIAL, OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.2 EXCEPT FOR BREACH BY EITHER PARTY OF SECTIONS 2, 10 OR 11, NEITHER PARTY'S TOTAL CUMULATIVE LIABILITY HEREUNDER, FROM ALL CAUSES OF ACTION OF ANY KIND, INCLUDING CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF WARRANTY, MISREPRESENTATION, INDEMNITY OBLIGATIONS, OR OTHERWISE, SHALL EXCEED THE AMOUNT PAID BY DISTRIBUTOR/RESELLER TO STRIKEFORCE UNDER THIS AGREEMENT FOR THAT INVOICED CUSTOMERS LICENSED SOFTWARE PRODUCT(S) WHICH CAUSED THE LIABILITY. IN NO EVENT SHALL STRIKEFORCE BE LIABLE FOR THE COSTS OF PROCUREMENT OF SUBSTITUTE SOFTWARE OR SERVICES.

10. Indemnification.

10.1(a) StrikeForce will defend, at its own expense, any legal action brought against Distributor/Reseller to the extent that it is based on a claim that the Licensed StrikeForce Product(s) used within the scope of this Agreement infringes a United States patent, copyright or trade secret of a third party, and StrikeForce will pay any final judgment against Distributor/Reseller in any such action if attributable to any such claim or incurred by Distributor/Reseller through settlement of such claim. However, such defense and payments are subject to the conditions that Distributor/Reseller must: (i) notify StrikeForce promptly in writing of such claim, (ii) permit StrikeForce to have sole control of the defense, compromise or settlement of such claim, including any appeals, and (iii) fully cooperate with StrikeForce in the defense or settlement of such claim. StrikeForce will pay those reasonable costs, damages or fees incurred by Distributor/Reseller in connection with such action or claim,

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(b) Should the Licensed StrikeForce Product(s) become, or in StrikeForce's opinion be likely to become, the subject of any such infringement claim, Distributor/Reseller shall permit StrikeForce, at StrikeForce's option and expense, to (i) procure for Distributor/Reseller the right to continue using the Licensed product(s), or (ii) replace or modify the Licensed StrikeForce Product(s) so that it becomes non-infringing, or (iii) terminate the right to use the Licensed StrikeForce Product(s), upon which termination Distributor/Reseller agrees to promptly destroy all copies of the Licensed StrikeForce Product(s) and certify the same to StrikeForce, whereupon StrikeForce will refund to End User, License Fees for the Licensed StrikeForce Product(s) as depreciated on a straight-line three (3) year basis.

(c) StrikeForce shall have no liability for any claim of patent, copyright or trade secret infringement that is based on (1) the use of other than the latest version of the Licensed StrikeForce Product(s), if such infringement could have been avoided by the use of the latest version, and further provided that Distributor/Reseller has been notified of the infringement and has the opportunity to provide to customers the latest version with no additional charge (ii) the use or combination of the Licensed StrikeForce Product(s) with software, hardware or other materials not provided by StrikeForce, provided such infringement would not have arisen but for such use or combination, or (iii) use of the Licensed StrikeForce Product(s) in a manner other than that for which it was designed or contemplated as evidenced by StrikeForce's Documentation, or (iv) any unauthorized modification by Distributor/Reseller, customer or a third party of the Licensed StrikeForce Product(s), or (v) any compliance with designs, plans or specifications furnished by Distributor/Reseller or on Distributor/Reseller's or customers behalf.

10.2 Except with respect to StrikeForce's indemnity as described in this Section 10, Distributor/Reseller agrees to indemnify, defend and hold harmless StrikeForce, its shareholders, directors, officers, employees, agents and affiliated companies from and against any losses, costs, or damages (including reasonable attorneys' fees) resulting from or in connection with any claims by third parties resulting from or in connection with the use, manufacture, promotion or distribution of the Licensed StrikeForce Product(s) by Distributor/Reseller, its direct and indirect customers, provided that StrikeForce gives Distributor/Reseller prompt written notice of any such claim, tenders to Distributor/Reseller the defense or settlement of any such claim at Distributor/Reseller's expense, and cooperates with Distributor/Reseller, at Distributor/Reseller's expense, in defending or settling such claim.

10.3 THIS SECTION 10 STATES THE ENTIRE LIABILITY OF STRIKEFORCE, ANDD1STRIBUTOR/RESELLER AND END USER CUSTOMER'S SOLE AND EXCLUSIVE REMEDY, WITH RESPECT TO INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS, AND STRIKEFORCE SHALL HAVE NO ADDITIONAL LIABILITY WITH RESPECT TO ANY ALLEGED OR PROVED INFRINGEMENT.

11. Confidential Information. "Confidential Information" means any information disclosed by one Party to the other, which, if in written, graphic, machine-readable or other tangible form is marked as "Confidential" or "Proprietary", or which, if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential and reduced to a writing marked "Confidential" and delivered to the receiving party within thirty (30) days of such disclosure.

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A Party's Confidential Information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other Party; (b) was in the other Party's lawful possession prior to the disclosure and had not been obtained by the other Party either directly or indirectly from the disclosing Party; (c) is lawfully disclosed to the other Party by a third party without restriction on disclosure; or (d) is independently developed by the other Party.

The Parties agree to hold each other's Confidential Information in confidence and not use such information except in furtherance of this Agreement during the term of the Agreement and for a period of three (3) years after the termination of this Agreement. The Parties agree that, unless required by law, they will not make each other's Confidential Information available in any form to any third party, or use each other's Confidential Information for any purpose other than the implementation of this Agreement. Each Party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.

The terms and conditions of this Agreement, and the existence hereof, shall be each Party's Confidential Information, provided that either Party may disclose such Confidential Information (i) as required by any court or other governmental body; (ii) as otherwise required by law; (iii) to legal counsel of such Party; (iv) in connection with the requirements of an initial public offering or securities filing; (v) in confidence, to accountants, banks, and financing sources and their advisors; in confidence, in connection with the enforcement of this Agreement or tights under this Agreement; or (vii) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

12. In-Service Data. For the purposes of this Agreement, "In-Service Data" shall mean all data collected, used by, generated by or related to the Licensed StrikeForce Product(s). Upon StrikeForcels request, Distributor/Reseller agrees to deliver to StrikeForce all In-Service Data generated through the use of the Licensed product(s), and acknowledges that, while such In-Service Data may be used to improve the performance of the Licensed product(s) for Distributor/Reseller and its customers, that such ln-Service Data may also be used to train, refine, supplement or test the Licensed product(s), and that the resulting improvements to the Licensed product(s) may be used for the benefit of all StrikeForce licensees.

13. Term and Termination

13.1 Pursuant to the APLA, the term of this Agreement shall extend until such time as the Distributor/Reseller receives and accepts the white label versions of the StrikeForce products as provided in the APLA, and thereafter in regard to said white labeled versions of the StrikeForce products the license shall be exclusive and in perpetuity.

13.2 Should either party commit a material breach of its obligations hereunder, or should any of the representations of either party in this Agreement prove to be untrue in any material respect, the other party may, at its option, terminate this Agreement, by thirty (30) days' written notice of termination at any time, which notice shall identify and describe the basis for such termination. If, prior to expiration of such period, the defaulting party cures such default, termination shall not take place.

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13.3 Either party hereto may, at its option and without notice, terminate this Agreement, effective immediately, should the other party hereto (1) admit in writing its inability to pay its debts generally as they become due; (2) make a general assignment for the benefit of creditors; (3) institute proceedings to be adjudicated a voluntary bankrupt, or consent to the filing of a petition of bankruptcy against it; (4) be adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (5) seek reorganization under any bankruptcy act, or consent to the filing of a petition seeking such reorganization; or (6) have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such party's property or providing for the liquidation of such party's property or business affairs.

13.4 Termination of this Agreement shall not relieve either party of the obligations incurred hereunder pursuant to, and shall not affect the applicability of the other provisions that, by their nature, should survive such termination.

13.5 Termination of this Agreement shall have no effect on any valid Licensed Software Product(s) granted by StrikeForce through Distributor/Reseller prior to any termination of this Agreement, so long as Distributor/Reseller and End Users comply with their respective agreements.

13.6 On termination of this Agreement, no additional Licensed Software Product(s) shall be shipped or downloaded by Distributor/Reseller and Distributor/Reseller shall not make any copies of any Licensed Software Product(s) for or to End Users. Upon termination, Distributor/Reseller shall (1) return to StrikeForce all copies of Licensed Software Product(s) delivered to Distributor/Reseller, including all copies thereof and (2) destroy, and certify to StrikeForce in writing through an officer of the corporation that it has destroyed, any copies of Licensed Software Product(s) in its possession.

13.7 Subject to the terms of the APLA, should Distributor/Reseller not conclude any sales within six months of the Effective Date, either Party may terminate this Agreement in their sole discretion, with or without cause, upon thirty days prior notice to the other Party after the first six months of this Agreement and any time thereafter until revenues from sales of greater than $50,000 are received by StrikeForce.

14. Miscellaneous.

14.1 Independent Contractors. Distributor/Reseller is an independent contractor under this Agreement, and nothing herein shall be construed to create a partnership, joint venture, or agency relationship between the parties hereto. Distributor/Reseller shall have no authority to enter into agreements of any kind on behalf of StrikeForce and shall have no further power or authority to bind or obligate StrikeForce in any manner to any third party.

14.2 Compliance With Law. Each Party shall comply with all applicable laws and regulations of governmental bodies or agencies in its performance under this Agreement.

14.3. No Assignment. Neither Party may assign or otherwise transfer its rights nor obligations under this Agreement to a third party unless approved in writing by the other Party, and any attempt to do so without the required consent shall be void. Notwithstanding the foregoing but subject to the exclusion set forth in the following sentence, either Party may assign its rights hereunder in connection with (i) a merger with, (ii) the sale of substantially all of its assets including this Agreement to, or (iii) a consolidation with a third party, in which case the assigning Party shall provide prompt written notice of such sale, merger or consolidation to the other.

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14.4 Notices. Notices shall be sent to the persons at the address on the signing page, with a copy to:

StrikeForce Technologies, Inc.

1090 King George's Post Road Suite 603

Edison, NJ 08837

Attn: Mark L. Kay, CEO

AND FOR DESTR1BUTOR/RESELLER

Cyber Safety, Inc.

3880 Veterans Memorial Hwy., Ste. 201

Bohemia, NY 11716

Attn: Daniel DelGiorno, President

All notices shall be written and sent by facsimile, e-mail, overnight courier or first-class certified mail, and shall be deemed received on the earlier of actual receipt or seven (7) business days after being mailed by first class certified mail or one (I) business day after being dispatched by an internaionally recognized express courier service.

14.5 Governing Law. Neither Party may institute legal proceedings with respect to any dispute or disagreement hereunder unless (a) the representatives of the Parties have met at least once in a good faith effort to resolve the dispute or disagreement, Of (b) no representative of the other Party has met for the initial meeting with respect to a dispute or disagreement within ten (10) days of a request for such a meeting at a mutually agreed location or via teleconference.

This Agreement shall be construed in accordance with the laws of the United States with specific jurisdiction in the applicable courts in the State of New Jersey. Distributor/Reseller agrees to submit to the exclusive jurisdiction of U.S. Law and specifically the jurisdiction of the state of New Jersey. Notwithstanding, both Parties agree that in any dispute over the terms of this Agreement or any issue arising under this Agreement, they will make a good faith effort to resolve the matter without litigation. Such efforts shall include, but are not limited to a meeting(s) attended by each Party's representative(s) empowered to resolve the dispute.

Distributor/Reseller agrees that any export or re-export of Licensed product shall be done in accordance with the United States Export Administration Regulations, and Distributor/Reseller hereby takes full responsibility and agrees to indemnify StrikeForce for any violations by Distributor/Reseller thereof in accordance with such terms set forth in this Agreement. Diversion contrary to U.S. Law is prohibited. The Licensed product is prohibited for export or reexport to Cuba, North Korea, Iran, Iraq, Libya, Syria and Sudan or to any person or entity on the U.S. Department of Commerce Denied Persons List or on the U.S. Department of Treasury's lists of Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists. Application of the United Nations Convention on Contracts for the International Sale of Goods is expressly excluded.

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14.6 No Waiver. Neither party shall by mere lapse of time without giving notice or taking other action hereunder be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such breach, or of other breaches of the same or other provisions of this Agreement.

14.7 Force Majeure. Neither Party shall be liable to the other Party for any failure to perform any of its obligations under this Agreement during any period in which such performance is delayed by circumstances beyond its reasonable control including, but not limited to, fire Mood, war, embargo, strike, Hot, terrorism, or the intervention of any governmental authority (a "Force Majeure"). In such event, the delayed Party must: (a) promptly notify the other Party in writing of the Force Majeure; and (b) use its best efforts to resume or commence performance under this Agreement. The delayed Party's time for performance will be excused for the duration of the Force Majeure, but if the Force Majeure events last longer than thirty (30) days, the other Party may immediately terminate this Agreement by giving the written notice to the delayed party, that it is terminating the Agreement due to the Force Majeure.

14.8 Severability. If any provision of, or clause within, this Agreement is deemed invalid by a court of competent jurisdiction, it is to that extent to be deemed omitted, unless the court can modify said provision or clause to make it valid and enforceable, in which case the provision or clause shall be so modified. The remainder of the Agreement shall be valid and enforceable to the maximum extent possible.

14.9 Scope of Agreement. Each of the Parties hereto acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms. The Parties further agree that this Agreement is the complete and exclusive statement of agreement with respect to the subject matter hereof, and supersedes all proposals (oral or written), understandings, representations, conditions, warranties, covenants, and all other communications between the parties relating thereto. Only a writing that refers to this Agreement and is signed by both parties may amend this Agreement.

14.10 Taxes. In addition to any other payments due under this Agreement, Distributor/Reseller agrees to pay, and to indemnify and hold StrikeForce harmless from any sales, use, excise, import or export, value added or similar tax or duty not based on StrikeForce's net income, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, and all governmental permit fees, license fees and customs and similar fees levied upon delivery by StrikeForce of the Licensed Software Product(s), which StrikeForce may incur in respect to this Agreement.

14.11 Export Control. The parties acknowledge that the manufacture and sale of the Licensed Software Product(s) is subject to the export control laws of the United States of America, including the U.S. Bureau of Export Administration regulations, as amen&d, and hereby agree to obey any and all such laws.

14.12. Conflicting Terms and Conditions. ACCEPTANCE BY STRIKEFORCE OF ANY PURCHASE ORDER PLACED BY DISTR1BUTOR/RESELLER IS CONDITIONED ON DISTRIBUTOR/RESELLER'S ASSENT TO THE TERMS SET FORTH HEREIN. SHIPMENT OF OR DOWNLOAD OF LICENSED PRODUCT(S) TO DISTRIBUTOR/RESELLER SHALL NOT IMPLY STRIKEFORCE'S ACCEPTANCE OF TERMS IN ANY PRE-PRINTED OR OTHER PURCHASE ORDER FOR THE LICENSED PRODUCT(S) OR DOCUMENTATION THAT ADD TO, ELIMINATE, OR CONFLICT WITH THIS AGREEMENT OR WITH STRIKEFORCE’S QUOTATION. SUCH CONFLICTING TERMS SHALL BE OF NO FORCE OR EFFECT, UNLESS SO AGREED BY THE PARTIES IN WRITING.

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14.13. Translation of Certain Materials. Distributor/Reseller shall provide for the translation of end user documentation to be provided as part of the software and for such marketing materials to the extent that Distributor/Reseller considers such translation to be necessary for the purpose of promoting the software in the Territory. Distributor/Reseller shall provide such materials to StrikeForce for inspection and Distributor/Reseller shall not use or otherwise disseminate such materials without StrikeForce's prior written approval. Distributor/Reseller shall ensure that all right, title and interest in such translations shall vest in StrikeForce, and Distributor/Reseller hereby assigns whatever interest it may have in such materials to StrikeForce. StrikeForce will ensure that no competing distributor uses or has rights to the translation.

IN WITNESS WHEREOF, the Parties hereto have caused this Distributor/Reseller Agreement to be executed as of the Effective Date as indicated in the preamble to the Agreement.

StrikeForce or SFT		Distributor/Reseller

StrikeForce Technologies, Inc.		Cyber Safety, Inc.

By:	/s/ Mark L. Kay	By:	/s/ Daniel DelGiorno
	Mark L. Kay		Daniel DelGiorno
	CEO		President

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EXHIBIT A

LICENSED SOFTWARE PRODUCT(S) AND PRICING StrikeForce Technologies, Inc.

This Exhibit A to the Agreement states the Parties' agreement on material terms related to the purchase and sale of StrikeForce Products under the Agreement. All terms and conditions of the Agreement including the procedures for modification of this Attachment control this Attachment.

1. Annual Commitment

Waived.

2. Products and pricing schedules

Distributor/Reseller is authorized to resell the following Product(s) in accordance with the terms of this Agreement, If Distributor/Reseller breaches any term of this Agreement, StrikeForce may revoke Distributor/Reseller's authorization to resell the Products.

Product Description

GuardedID®

MobileTrust®

ProtectID®

MobileTrust® and GuardedID Mobile SDK and all products developed in the future

Pursuant to the APLA, Distributor/Reseller shall pay StrikeForce Until the Asset Purchase Promissory Note is executed and paid in full, Distributor/Reseller shall be obligated to pay to StrikeForce the Percentage Payment; however, if the Malware Suite includes ProtectID, then the 15% amount referenced in paragraph 3.1.3.4 of the APLA, shall be modified to be 20%.

The Percentage Payment shall be payable to STI by the 15th of each month for all Malware Suite licenses which Distributor/Reseller was paid for in the prior month.

Following payment in full of the Promissory Note, as Distributor/Reseller will own the “GuardedID” and “MobileTrust” software and the underlying patents, subject to paragraph 1.1.5.4 of the APLA, the Percentage Payment obligation will continue to be paid until September 30, 2020, when the Percentage Payment obligation will be terminated in regard to the GuardedID and Mobile Trust software and underlying patents.

Following September 30, 2020, in regard to Distributor/Reseller Net Amount Received (as defined in paragraph 3.1.3.4 of the APLA) received in regard to sale or licensing of the White Label Products which include the ProtectID software product, Distributor/Reseller shall pay to StrikeForce fifteen percent (15%) of one-half (1/2; i.e., 50.00%) of the Distributor/Reseller Net Amount Received (as defined in paragraph 3.1.3.4 of the APLA).

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3. Currency and Place of Payment. All of the payments due to StrikeForce are to be paid in U.S. Dollars via wire transfer, free of any withholding tax, currency control, or other restrictions or taxes for all sales and those imposed by any other jurisdiction in which Distributor/Reseller conducts business reselling the StrikeForce products. All Payments are to be wired to the following:

Citibank NA

308 US Highway 9

North Woodbridge, NJ 07095

ABA Routing Number: 021272655

Operating Account Number: 759611325

StrikeForce Technologies, Inc.

The prices for the Licensed StrikeForce Products do not include any U.S. or foreign government taxes or fees. Distributor/Reseller is responsible for any and all such payments and any and all taxes and fees imposed upon Distributor/Reseller. Except for StrikeForce's U.S. income taxes, Distributor/Reseller agrees to pay any and all sales, use, value added, withholding, excise, custom, import, VAT, currency conversions, money transfer taxes (or fees), invoice tax, withholdings and or business taxes from or through any bank or any taxing authority as may be required Under Country law for payment to StrikeForce. StrikeForce will be responsible for its own income tax as may be imposed by or under the obligations of the United States Government.

4. Territory. Distributor/Resellers Territory is any global territory the United States government allows exports of the Malware Suite software to at the time.

5. Payments. All payments are due within thirty (30) days.

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EXHIBIT B

STRIKEFORCE TECHNOLOGIES, INC.

GUARDEDID®

ENTERPRISE LICENSE AND WARRANTY

NOTICE: BY USING OR INSTALLING ANY PART OF THIS SOFTWARE, YOU EXPRESSLY AGREE TO AND CONSENT TO BE BOUND BY ALL OF THE TERMS CONTAINED IN THIS LICENSE AGREEMENT. IF YOU DO NOT AGREE TO THESE TERMS, YOU MUST NOT ACCESS, USE OR INSTALL ANY PART OF TIE SOFTWARE. IF YOU ARE UNWILLING TO ACCEPT THE TERMS, RETURN THE FULL PRODUCT WITH YOUR RECEIPT TO STRIKEFORCE TECHNOLOGIES, INC. (HEREINAFTER REFERRED TO AS "StrikeForce") WITHIN THIRTY (30) DAYS OF PURCHASE FOR A FULL REFUND AS SPECIFIED BY THE GUARANTEE.

GUARANTEE:

If you are the original licensee of the Software and you are dissatisfied with it, for any reason, you may return the complete product together with your receipt and a letter, signed by an officer of your company certifying that any and all copies of the product(s) have been removed from your computers and files. Please send all requested information to StrikeForce Technologies,

Inc., postage prepaid (if applicable), for a full refund at any time during the thirty (30) day period following the date of purchase. After thirty (30) days, Software is not returnable for full or partial refund for the remainder of the purchased License subscription period.

USE OF SOFTWARE:

The software that accompanies this license (the "Software") is the property of StrikeForce or its licensors and is protected by copyright law and international intellectual property treaties. This software is licensed and not sold. Except as may be modified by a written license addendum which accompanies this license, your rights and obligations with respect to the use of this Software are as follows:

· YOU MAY:

(i) Use only one copy of the Software;

(ii) Make one copy of the Software for archival (or Backup) purposes, or copy the software onto the hard disk of your computer and retain the original for archival purposes;

(iii) Use the Software on a network, provided that you have paid for a licensed copy of the Software for each computer that can access the Software over that network;

(iv) After written notice to StrikeForce, transfer the Software on a permanent basis to another person or entity, provided that you do not retain any copies of the Software and the transferee agrees to the terms of this Agreement; and

· YOU MAY NOT:

(i) Copy the documentation that accompanies the Software;

(ii) Make any copies of all or part of the Software other than as expressly permitted in this Agreement;

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(iii) Sublicense, rent or lease any portion of the Software or host the Software on your computer for others to use unless expressly licensed to do so;

(iv) Reverse engineer, decompile, disassemble, modify, translate, make any attempt to discover the source code of the Software or create derivative works from the Software; or

(v) Use a previous version or copy of the Software after you have received a disk replacement set or an upgraded version as a replacement of the prior version. Upon upgrading the Software, all copies of the prior version must be destroyed.

(vi) Use the GuardedIDO or CryptoColoa trademark as part of a product name, trademark or business name without prior written approval from StrikeForce.

(vii) Create, market or distribute add-ons or enhancements to the Software without the prior written consent of StrikeForce.

(viii) Copy any portion of the GuardedIDO product graphical user interface for incorporation into or use for any software or other product without the prior written consent of StrikeForce.

· YOU ACKNOWLEDGE AND AGREE THAT:

(1) StrikeForce or its licensor are the exclusive owners of all rights in the Software, including all intellectual property rights now in existence or which come into aistence.

(ii) You will comply with all of the ternis and conditions of this Agreement.

(iii) Any violation by you of this Agreement will cause StrikeForce or its Licensor irreparable harm entitling StrikeForce to immediate and permanent injunctive relief in addition to all other available remedies.

(iv) Any claim or dispute relating to this Agreement must be brought in the appropriate state or federal court located in Trenton, New Jersey. You agree to the assertion of personal jurisdiction over you by the State of New Jersey and the New Jersey courts, and you waive the right to challenge personal jurisdiction.

(v) You have had a complete opportunity to review and understand this Agreement before installing the Software.

CD and or DVD LIMITED WARRANTY:

StrikeForce warrants that the Software when distributed on a CD or a DVD will be free from material defects for a period of thirty (30) days from the date of delivery of the Software to you. Thirty (30) day limited warranty only applies to Software distribution on CD/DVD media. Your sole remedy in the event of a breach of this warranty will be that StrikeForce will, at its option, replace any defective media returned to StrikeForce within the warranty period or refund the money you paid for the Softmare.

SOFTWARE PERFORMANCE LIMITED WARRANTY:

StrikeForce warrants the Software's current capabilities for the full term of the License subscription period from the date of Software delivery. Software functionality may become limited due to conflict with other third party software applications or changes to the Internet (out of StrikeForcels control). StrikeForce agrees it will work to resolve Internet and standard Windows application compatibility issues within its ability and as expeditiously as possible. StrikeForce does not guarantee all unforeseen issues will be resolvable due to the lack of control over third party programming and products. Your sole remedy, in the event of an issue of this Performance Warranty, is stipulated in the StrikeForce Guarantee. StrikeForce does not warrant that the Software will meet your requirements or that operation of the Software will be uninterrupted or that the Software will be erropfree.

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THE ABOVE WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. THIS WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS. YOU MAY HAVE OTHER RIGHTS, WHICH VARY FROM STATE TO STATE.

DISCLAIMER OF DAMAGES:

REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE, IN NO EVENT WILL STRIKEFORCE OR ITS LICENSOR BE LIABLE TO YOU OR ANY THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR SIMILAR DAMAGES, INCLUDING ANY LOST PROFITS OR LOST DATA ARISING OUT OF THE USE OR INABILITY TO USE THE SOFTWARE, EVEN IF STRIKEFORCE OR ITS LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. BECAUSE SOME STATES DO NOT ALLOW THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, THE ABOVE LIMITATION OR EXCLUSION SHALL BE LIMITED TO THE EXTENT PERMITTED BY LAW. IN NO CASE SHALL STRIKEFORCE'S LIABILITY EXCEED THE PURCHASE PRICE FOR THE SOFTWARE. THE DISCLAIMERS AND LIMITATIONS SET FORTH ABOVE WILL APPLY REGARDLESS OF WHETHER YOU INSTALL THE SOFTWARE OR ACCEPT THESE TERMS.

TERMINATION:

You agree that StrikeForce may terminate this agreement upon a breach by you of the terms and conditions of this Agreement or may cease providing service at any time in its sole discretion.

RESTRICTED RIGHTS LEGEND: All StrikeForce software and documentation are commercial in nature. The Software and Software documentation are "Commercial Items", as that term is defined in 48 C.F.R. §2.10l, consisting of "Commercial Computer Software" and "Commercial Computer Software Documentation", as such terms are defined in 48 C.F.R. §252.227-7014(a)(5) and 48 C.F.R. §252.227-7014(a)(I), and used in 48 C.F.R. §12.212 and 48 C.F.R. §227.7202, as applicable. Consistent with 48 C.F.R. §12.212, 48 C.F.R. §252.27-7015, 48 C.F.R. §227.7202 through 227.7202-4, 48 C.F.R. §52.227-14, and other relevant sections of the Code of Federal Regulations, as applicable. StrikeForce's Software and Software documentation are licensed to United States Government end users with only those rights as granted to all other end users, according to the terms and conditions contained in this license agreement. Manufacturer is STRIKEFORCE TECHNOLOGIES, INC. Customer Sales and Service, 1090 King Georges Post Road, Suite 603, Edison, New Jersey, 08837, USA.

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EXPORT CONTROLS:

The Software and the underlying information and technology may not be downloaded or otherwise exported or reexported (i) into (or to a national or resident of) Afghanistan, Cuba, Iraq, Libya, North Korea, Iran, Syria or any other country to which the U.S. has embargoed goods; or (ii) to anyone on the U.S. Treasury Department's list of Specially Designated Nationals or the U.S. Commerce Department's Table of Deny Orders. By using the Software, you agree to the foregoing and you represent and warrant that you are not located in, under the control of, or a national or resident of any such country or on any such list, and that you will otherwise comply with all applicable export control laws.

GENERAL:

This Agreement will be governed by the substantive laws of the State of New Jersey, U.S.A. relating to contracts made there. The U.N. Convention on the International Sale of Goods is expressly excluded. This Agreement may only be modified by a license addendum, which accompanies this license, or by a written document that has been signed by both you and StrikeForce. Should you have any questions concerning this Agreement, or if you desire to contact StrikeForce for any reason, please write: STRIKEFORCE TECHNOLOGIES, INC., Customer Sales and Service, 1090 King Georges Post Road, Suite 603, Edison, New Jersey, 08837, USA.